Exhibit 34.2
Report of Independent Registered Public Accounting Firm
Discover Financial Services LLC
We have examined management’s assertion, included in the accompanying Management’s Assertion on Compliance with Regulation AB Criteria, that Discover Financial Services LLC (“DFS”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the Discover Card Master Trust I Platform (the “Platform”) as of and for the year ended November 30, 2006, excluding the criteria set forth in Items 1122 (d)(1)(i), (d)(1)(iii), (d)(1)(iv), (d)(2)(i), (d)(2)(ii), (d)(2)(iii), (d)(2)(iv), (d)(2)(v), (d)(2)(vi), (d)(2)(vii), (d)(3)(i), (d)(3)(ii), (d)(3)(iii), (d)(3)(iv), (d)(4)(i), (d)(4)(ii), (d)(4)(iii), (d)(4)(v), (d)(4)(x), (d)(4)(xi), (d)(4)(xii), (d)(4)(xiii), and (d)(4)(xv), which management has determined are not applicable to the activities performed by DFS with respect to the Platform. Management is responsible for DFS’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion about DFS’s compliance with the servicing criteria based on our examination.
Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about DFS’s compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether DFS performed those selected activities in compliance with the servicing criteria during the specified period and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by DFS during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by DFS during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on DFS’s compliance with the servicing criteria.
In our opinion, management’s assertion that DFS complied with the aforementioned applicable servicing criteria as of and for the year ended November 30, 2006 for Discover Card Master Trust I Platform is fairly stated, in all material respects.
/s/ Deloitte & Touche LLP
Chicago, Illinois
February 13, 2007